UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

New Media Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas New York, NY	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 479-3160

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 22, 2014, LMG Rhode Island Holdings, Inc. (the “Buyer”), a wholly owned subsidiary of New Media Investment Group Inc. (the “Company”), entered into a definitive asset purchase agreement (the “Purchase Agreement”) with the Providence Journal Company (the “Seller”), a wholly owned subsidiary of A. H. Belo Corporation (“A. H. Belo”), to purchase The Providence Journal and related print and digital assets and to assume certain related liabilities (collectively, the “Business”) for $46.0 million in cash, subject to adjustments. The Company intends to finance the acquisition with a combination of cash on hand and debt financing. Other than the Purchase Agreement, there are no material relationships between the Company and A. H. Belo or any of their respective affiliates.

The consummation of the transactions contemplated by the Purchase Agreement is subject to certain customary closing conditions, including the absence of a material adverse effect on the Business and the receipt of certain required consents. The closing is not subject to any financing condition or to a vote of the Company or A.H. Belo’s stockholders. The transaction is expected to close during the third quarter of 2014.

The Purchase Agreement contains customary representations, warranties and covenants by the Seller and the Buyer, including covenants regarding the operation of the Business prior to the closing.

The foregoing description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is expected to be filed with a future current or periodic report with the U.S. Securities and Exchange Commission (the “SEC”).

Item 8.01 – Other Events

On July 22, 2014, the Company issued a press release regarding the matters described in this Current Report on Form 8-K. A copy of the press release is being furnished herewith as Exhibit 99.1. The website address of the Company is included in the press release as an inactive textual reference only. The information contained on the website is not part of the press release and shall not be deemed furnished to the SEC.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated July 22, 2014, issued by New Media Investment Group Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

Date: July 23, 2014